Ex-Filing
Fees
CALCULATION OF FILING FEE TABLES
S-4
Apollo Global Management, Inc.
Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common stock, par value $0.00001 per share	(1)	Other	10,002,541 shares	N/A	$ 1,086,987,150.86	0.0001531	$ 166,417.74

Fees to be Paid	Equity	Common stock, par value $0.00001 per share	(1)	Other	4,748 shares	N/A	$ 505,719,705.96	0.0001531	$ 77,425.69
	Total Offering Amounts:						$ 1,592,706,856.82		$ 243,843.43
	Total Fees Previously Paid:								0.00
	Total Fee Offsets:								0.00
	Net Fee Due:								$ 243,843.43
Offering Note(s)

(1)
Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the accompanying registration statement on Form
S-4
filed by Apollo Global Management, Inc. (“Apollo”) of which this Exhibit 107 is a part.

Note 1(a) The number of shares of common stock, par value $0.00001 per share, of Apollo (the “Apollo common stock”) being registered is based upon (i) the exchange ratio of 0.07081 shares of Apollo common stock (the “Class A exchange ratio”) for (x) each share of Class A common stock, par value $0.01 per share, of Bridge Investment Group Holdings Inc. (“Bridge” and, such shares, the “Bridge Class A common stock”) and (z) each Class A common unit of Bridge Investment Group Holdings LLC (“Bridge LLC”) multiplied by (ii) (a) an estimate of the maximum number of shares of Bridge Class A common stock issued and outstanding as of April 7, 2025 or issuable or expected to be exchanged (including in respect of Bridge equity awards) in connection with the Corporate Merger and (b) an estimate of the maximum number of Class A common units issued and outstanding as of April 7, 2025 or issuable or expected to be exchanged (including in respect of Bridge LLC equity awards) in connection with the LLC Merger, which collectively equals 141,258,889.
Note 1(b) The number of shares of Apollo common stock being registered is based upon (i) the exchange ratio of 0.00006 shares of Apollo common stock (the “Class B exchange ratio”) for each share of Class B common stock, par value $0.01 per share, of Bridge (the “Bridge Class B common stock”) multiplied by (ii) an estimate of the maximum number of shares of Bridge Class B common stock issued and outstanding as of April 7, 2025 or issuable or expected to be exchanged in connection with the Corporate Merger, which equals 79,142,364.

Note 1(c) The aggregate offering price is estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is calculated using (i) the average of the high and low prices of Bridge Class A common stock as reported on the New York Stock Exchange on April 7, 2025 ($7.695) multiplied by (ii) the estimated maximum number of shares of Apollo common stock to be converted using the Class A exchange ratio in the Corporate Merger and the LLC Merger (141,258,889).
Note 1(d) The aggregate offering price is estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(f)(2) promulgated thereunder. The aggregate offering price is calculated using (i) $6.39, the estimated book value of Bridge Class B common stock as of December 31, 2024 multiplied by (ii) the estimated maximum number of shares of Apollo common stock to be converted using the Class B exchange ratio in the Corporate Merger (79,142,364).
Note 1(e) The registration fee is calculated by multiplying the estimated aggregate offering price of securities to be registered, in each case, by 0.0001531.